UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported):

October 23, 2011

Steadfast Income REIT, Inc.

(Exact Name of Registrant as Specified in Charter)

Maryland	333-160748	27-0351641
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

18100 Von Karman Avenue, Suite 500

Irvine, California 92612

(Address of Principal Executive Offices, including Zip Code)

Registrant’s telephone number, including area code: (949) 852-0700

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Resignation of Director

On October 23, 2011, Jeffrey J. Brown notified Steadfast Income REIT, Inc. (the “Company”) of his resignation from his position as a member of the board of directors (the “Board”) of the Company and as a member of the Company’s Audit Committee (“Audit Committee”) and Investment Committee, effective immediately. Mr. Brown served as the Audit Committee’s Chairman and had been designated as the Audit Committee’s financial expert. Mr. Brown’s resignation was not the result of any disagreements with the Company on any matters relating to the Company’s operations, policies or practices.

Election of Director

On October 24, 2011, the Board elected Ella Shaw Neyland to serve as an independent director on the Board to fill the vacancy created by the resignation of Mr. Brown. Ms. Neyland will serve as a director until the Company’s next annual meeting of stockholders and until her successor is elected and duly qualified. The Board appointed Ms. Neyland to serve as a member of the Audit Committee in order to fill the vacancy on the Audit Committee created by Mr. Brown’s resignation. Ms. Neyland was also appointed as the Chairperson of the Audit Committee and designated as the Audit Committee’s financial expert. The election of Ms. Neyland to the Board was not made pursuant to any arrangement or understanding between her and any other person.

Pursuant to the Company’s Independent Directors’ Compensation Plan, the Company granted 5,000 shares of restricted common stock to Ms. Neyland in connection with her initial election to the Board. The shares of restricted common stock vest in four equal annual installments beginning on the date of grant and ending on the third anniversary of the date of grant; provided, however, that the shares of restricted stock will become fully vested on the earlier to occur of (1) the termination of Ms. Neyland’s service as a director due to her death or disability, or (2) a change in control of the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STEADFAST INCOME REIT, INC.

Date: October 25, 2011	By:	/s/ Rodney F. Emery
Rodney F. Emery
Chief Executive Officer and President